NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. REPORTS
THIRD-QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2011 RESULTS
AND UPDATES W AUSTIN HOTEL & RESIDENCES ACTIVITIES

HIGHLIGHTS

•
Sales of condominium units at the W Austin Hotel & Residences project, which began in January 2011, totaled 10 units for $13.2 million for third-quarter 2011 and 69 units for $76.6 million for the first nine months of 2011.

•	Average occupancy at the W Austin Hotel was 68 percent during third-quarter 2011 (75 percent excluding the nine days the hotel was closed in July) and 73 percent during the first nine months of 2011.

•	ACL Live, which opened in February 2011, hosted 39 events during third-quarter 2011, 111 events during the first nine months of 2011 and 128 events through October 31, 2011.

•	Construction activities at Parkside Village continue on schedule. As of October 31, 2011, Parkside Village is 67 percent pre-leased, and leasing activities are ongoing.

•	Total debt was $181.7 million at September 30, 2011, and $201.5 million at December 31, 2010.

SUMMARY FINANCIAL RESULTS

			Nine Months Ended
	Third-Quarter		September 30,
	2011	2010	2011	2010
	(In Thousands, Except Per Share Amounts)
Revenues	$25,180	$2,258	$111,043	$6,323
Operating income (loss)	(1,482)	(2,888)	5,782	(8,403)
Net income (loss)	(3,685)	(2,989)	1,244	(16,421)
Net loss attributable to Stratus common stock	(3,576)	(2,522)	(6,109)	(15,765)
Diluted net loss per share attributable to Stratus common stock	$(0.48)	$(0.34)	$(0.82)	$(2.11)
Diluted weighted average shares of common stock outstanding	7,494	7,470	7,491	7,464

AUSTIN, TX, November 14, 2011 - Stratus Properties Inc. (NASDAQ: STRS) reported a net loss attributable to common stock of $3.6 million, $0.48 per share, for third-quarter 2011, compared with a net loss of $2.5 million, $0.34 per share, for third-quarter 2010. For the first nine months of 2011, Stratus reported a net loss attributable to common stock of $6.1 million, $0.82 per share, compared with a net loss of $15.8 million, $2.11 per share, for the first nine months of 2010. The loss in the nine-month 2010 period includes a charge of $10.6 million to establish valuation allowances against net deferred tax assets.

William H. Armstrong III, Chairman of the Board, Chief Executive Officer and President of Stratus, stated, “The W Austin Hotel & Residences project continues to perform well with hotel operations reporting strong occupancy rates, sales of nearly half of the condominium units through October 31, 2011, and enthusiastic feedback from Austin City Limits Live patrons. The Austin real estate market is showing signs of improvement and we remain optimistic about our ongoing and potential development projects.”

W Austin Hotel & Residences Project. Stratus' development of the W Austin Hotel & Residences in downtown Austin, conducted through a joint venture with Canyon-Johnson Urban Fund II, L.P. (Canyon-Johnson), is being completed on schedule and within a budget of approximately $300 million. The 251-room hotel, which we believe sets the standard for contemporary luxury in downtown Austin, opened in December 2010 and is managed by Starwood Hotels & Resorts Worldwide, Inc. The average daily rate at the W Austin Hotel was $242 during third-quarter 2011 and $248 during the first nine months of 2011, and revenue per available room was $165 during third-quarter 2011 ($183 excluding the nine days the hotel was closed in July) and $181 during the first nine months of 2011. Condominium units are being completed on a floor-by-floor basis and delivery of condominium units began in January 2011 and is continuing. As of October 31, 2011, sales of 71 of the 159 condominium units had closed for $80.2 million and 16 of the remaining 88 condominium units were under contract. Stratus is addressing the falling glass incidents that occurred during June and July 2011, including the engineering and redesign of replacement railings, and currently expects to substantially complete installation of the replacement railing system by second-quarter 2012. The project also includes Austin City Limits Live at the Moody Theater (ACL Live), a live music and entertainment venue and production studio with a maximum capacity of approximately 3,000 people. In addition to hosting concerts and private events, the venue is the new home of Austin City Limits, a television program showcasing popular music legends. ACL Live opened in February 2011, has hosted 128 events through October 31, 2011, and currently has booked events through March 2012. The project also has approximately 41,000 square feet of leasable office space, of which 17,500 square feet opened in March 2011, including 9,000 square feet for Stratus' corporate office. The project also includes 18,000 square feet of leasable retail space, of which 14,500 square feet opened in August 2011, including 10,000 square feet for Urban Outfitters. Leasing activities for the remaining office and retail space are ongoing.

Parkside Village Project. In May 2011, Stratus, through its joint venture Tract 107, L.L.C., secured a $13.7 million construction loan to finance the development of Parkside Village, a 92,473-square-foot retail project under development in the Circle C community in southwest Austin. The project consists of a 33,650-square-foot full-service movie theater and restaurant, a 13,890-square-foot medical clinic and five other retail buildings, including a 14,933-square-foot building, a 10,000-square-foot building, two 7,500-square-foot buildings and a stand-alone 5,000-square-foot building. Construction activities at Parkside Village continue on schedule, with initial tenants scheduled to take occupancy in late 2011 and early 2012. As of October 31, 2011, Parkside Village is 67 percent pre-leased, and leasing activities are ongoing.

Financial Results. Stratus is continuing its high-priority development activities and is focused on maximizing long-term property values. Stratus' developed property sales totaled $13.4 million for third-quarter 2011, which included 10 condominium units for $13.2 million at the W Austin Hotel & Residences project and one Meridian lot in the Circle C community, compared with $0.6 million for third-quarter 2010, which included four Meridian lots. Stratus' developed property sales totaled $77.9 million for the first nine months of 2011, which included 69 condominium units for $76.6 million at the W Austin Hotel & Residences project, two Meridian lots, one Amarra Drive lot and one Calera Court Courtyard home, compared with $2.0 million for the first nine months of 2010, which included one Calera Court Courtyard home and 17 Meridian lots. The increase in developed property sales revenues primarily resulted from the sale of condominium units at the W Austin Hotel & Residences project, which became available in first-quarter 2011.

Stratus' property sales for the third quarter and first nine months of 2011 also include the sale of a 28-acre tract of undeveloped land at Circle C for $2.0 million.

Hotel revenue totaled $6.0 million in third-quarter 2011 and $20.3 million for the first nine months of 2011, and reflects the results of operations for the W Austin Hotel, which opened in December 2010. Hotel revenues primarily include revenues from room reservations and food and beverage sales.

Entertainment venue revenue totaled $2.3 million in third-quarter 2011 and $6.3 million for the first nine months of 2011, and reflects the results of operations for ACL Live, which opened in February 2011. Venue revenues primarily include ticket sales; sponsorships, personal seat license sales and suite sales; and sales of concessions and merchandise.

Rental income from commercial leasing properties totaled $1.3 million for the third quarters of 2011 and 2010, and increased to $4.1 million for the first nine months of 2011, compared with $3.8 million for the first nine months of 2010, primarily reflecting rental income from the office and retail space at the W Austin Hotel & Residences project, which opened during 2011.

Stratus is a diversified real estate company engaged in the acquisition, development, management, operation and sale of commercial, hotel, entertainment, multi-family and residential real estate properties, including the W Austin Hotel & Residences project, located primarily in the Austin, Texas area.
____________________________

CAUTIONARY STATEMENT. This press release contains forward-looking statements in which we discuss certain of our expectations regarding future performance. Forward-looking statements are all statements other than statements of historical facts, such as those statements regarding anticipated real estate sales, commercial leasing activities, and development at the W Austin Hotel & Residences project. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions and/or statements that are not historical facts are intended to identify those assertions as forward-looking statements.

We caution readers that forward-looking statements are not guarantees of future performance, and our actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause our actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, changes in economic and business conditions, business opportunities that may be presented to and/or pursued by us, the availability of financing, increases in foreclosures and interest rates, the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes, the failure to attract homebuilding customers for our developments or their failure to satisfy their purchase commitments, the failure to complete agreements with strategic partners and/or appropriately manage relationships with strategic partners, a decrease in the demand for real estate in the Austin, Texas market, competition from other real estate developers, increases in operating costs, including real estate taxes and the cost of construction materials, changes in laws, regulations or the regulatory environment affecting the development of real estate and other factors described in more detail under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010, as updated by our subsequent filings with the Securities and Exchange Commission.

Investors are cautioned that many of the assumptions on which our forward-looking statements are based are likely to change after our forward-looking statements are made. Further, we may make changes to our business plans that could or will affect our results. We caution investors that we do not intend to update our forward-looking statements, notwithstanding any changes in our assumptions, changes in our business plans, our actual experience, or other changes, and we undertake no obligation to update any forward-looking statements more frequently than quarterly.

A copy of this release is available on Stratus' website, www.stratusproperties.com.

# # #

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2011		2010	2011		2010
Revenues:
Real estate	$15,549		$918	$80,398		$2,554
Hotel	5,961		—	20,292		—
Entertainment venue	2,343		—	6,253		—
Rental	1,327		1,340	4,100		3,769
Total revenues	25,180		2,258	111,043		6,323
Cost of sales:
Real estate	13,509	[a]	1,788	66,522	[a]	5,538
Hotel	5,944		558	18,382		745
Entertainment venue	2,508		220	6,626		220
Rental	971		704	2,439		2,115
Depreciation	2,198		381	6,122		1,210
Total cost of sales	25,130		3,651	100,091		9,828
General and administrative expenses	1,532		1,495	5,170		4,898
Total costs and expenses	26,662		5,146	105,261		14,726
Operating income (loss)	(1,482)		(2,888)	5,782		(8,403)
Interest expense, net	(2,025)		—	(4,320)		—
Other income, net	71		6	537		233
Income (loss) before income taxes and equity in unconsolidated affiliate's loss	(3,436)		(2,882)	1,999		(8,170)
Equity in unconsolidated affiliate's loss	(75)		(89)	(240)		(238)
Provision for income taxes	(174)		(18)	(515)		(8,013)
Net income (loss)	(3,685)		(2,989)	1,244		(16,421)
Net (income) loss attributable to noncontrolling interest in subsidiaries[b]	109		467	(7,353)		656
Net loss attributable to Stratus common stock	(3,576)		(2,522)	(6,109)		(15,765)

Net loss per share attributable to Stratus common stock:
Basic and diluted	$(0.48)		$(0.34)	$(0.82)		$(2.11)

Weighted average shares of common stock outstanding:
Basic and diluted	7,494		7,470	7,491		7,464

a.	Includes costs associated with railing repair costs at the W Austin Residences totaling $0.7 million in third-quarter 2011 and $1.4 million for the first nine months of 2011.
b. Primarily relates to the operations of W Austin Hotel & Residences project.

I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	September 30, 2011		December 31, 2010
ASSETS
Cash and cash equivalents	$7,591	[a]	$11,730
Real estate held for sale	64,445		27,312
Real estate under development	75,379		189,057
Land held for future development	61,976		57,822
Real estate held for investment	198,999	[b]	143,049
Investment in unconsolidated affiliate	3,343		3,084
Other assets	21,948		23,132
Total assets	$433,681		$455,186

LIABILITIES AND EQUITY
Accounts payable	$11,230		$19,397
Accrued liabilities	11,419		8,580
Deposits	3,378		9,296
Debt	181,728		201,523
Other liabilities	3,049		3,590
Total liabilities	210,804		242,386

Commitments and contingencies

Equity:
Stratus stockholders' equity:
Preferred stock	—		—
Common stock	84		84
Capital in excess of par value of common stock	198,084		197,773
Accumulated deficit	(57,444)		(51,335)
Common stock held in treasury	(18,028)		(17,972)
Total Stratus stockholders' equity	122,696		128,550
Noncontrolling interest in subsidiaries[c]	100,181		84,250
Total equity	222,877		212,800
Total liabilities and equity	$433,681		$455,186

a.	Includes $3.4 million of cash and cash equivalents available to Stratus and $4.2 million of cash and cash equivalents primarily associated with the W Austin Hotel & Residences project.

b.
Includes $50.2 million of assets related to ACL Live and office space at the W Austin Hotel & Residences project that were reclassified from real estate under development during the first nine months of 2011.

c.	Primarily relates to Canyon-Johnson's interest in the W Austin Hotel & Residences project.

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Nine Months Ended
	September 30,
	2011		2010
Cash flow from operating activities:
Net income (loss)	$1,244		$(16,421)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	6,122		1,210
Cost of real estate sold	53,208		1,569
Deferred income taxes	—		7,971
Stock-based compensation	331		445
Equity in unconsolidated affiliate's loss	240		238
Deposits	375		(2,173)
Purchases and development of real estate properties[a]	(37,047)		(46,638)
Increase in other assets	(5,318)		(1,432)
Increase in accounts payable, accrued liabilities and other	9,288		2,049
Net cash provided by (used in) operating activities	28,443		(53,182)

Cash flow from investing activities:
Development of commercial leasing properties	(5,605)		(4,896)
Development of hotel	(5,339)		(32,368)
Development of entertainment venue	(4,665)	[b]	(13,982)
Investment in unconsolidated affiliate	(500)		(15)
Net cash used in investing activities	(16,109)		(51,261)

Cash flow from financing activities:
Borrowings from credit facility	16,500		20,359
Payments on credit facility	(2,266)		(1,608)
Borrowings from project and term loans	25,591		76,157
Payments on project and term loans	(64,538)		(4,320)
Noncontrolling interest contributions	8,578		12,190
Net payments for stock-based awards	(75)		(7)
Financing costs	(263)		(1,105)
Net cash (used in) provided by financing activities	(16,473)		101,666
Net decrease in cash and cash equivalents	(4,139)		(2,777)
Cash and cash equivalents at beginning of year	11,730		15,398
Cash and cash equivalents at end of period	$7,591		$12,621

a.	Primarily includes capital expenditures associated with the condominium units at the W Austin Hotel & Residences project.

b.	Includes a $0.5 million reimbursement for certain capital expenditures associated with ACL Live.

III